Exhibit 10.11

Service Agreement

between

Osborn International GmbH, Zweigniederlassung der Jason GmbH, D-35099 Burgwald, Germany, represented by the shareholders’ meeting and therefore by its sole shareholder Jason Holding GmbH, D 92237 Sulzbach-Rosenberg, in the following referred to as “Jason”

and

Dr. Florestan von Boxberg, Giessener Strasse 4, D-35112 Fronhausen, Germany,

in the following referred to as “Dr. von Boxberg”.

PREAMBLE

Jason Incorporated, 411 East Wisconsin Avenue, Suite 2100, Milwaukee, WI 53202 (“Jason Inc”) is holding directly and indirectly all shares in Jason Holding GmbH.

Jason Inc, Jason and Dr. von Boxberg are in agreement that Dr. von Boxberg shall be the President of Jason Finishing Group (the “JF Group”), a group comprised of the Jason finishing group unit of Jason Inc or any of its affiliated companies (including future affiliated companies) trading in the Business of the JF Group (as defined in the following).

The JF Group’s present business (the “Business”) is the manufacture of, the sale of and any consultancy or other services related to industrial brushes, surface finishing tools, polishing tools, compounds, artificial ski slopes, artificial roof surfaces, load runners, finishing machines and sealing, guiding and positioning applications.

This appointment has commenced November 1, 2010 (the “Effective Date”), replacing the previous service agreement dated June 24th, 2006 and effective as of August 15th, 2006. Dr. von Boxberg’s seniority and term are therefore calculated starting August 15th, 2006.

SERVICE AGREEMENT

I.	Duties and Responsibilities

1.	Dr. von Boxberg shall act as president (“President”) of the JF Group. He shall be entrusted with the responsibility of the management of the JF Group.

2.	Dr. von Boxberg was appointed a Geschäftsführer of Jason GmbH in 2006. From the Effective Date on his duties in that capacity are determined by the CEO of Jason Inc.

3.	Dr. von Boxberg shall be entitled and obligated to represent the JF Group and to manage its business with the care and diligence of a prudent businessman. He will strictly observe any applicable legal requirements and any and all directions given by the CEO of Jason Inc. Dr. von Boxberg shall report to the CEO of Jason Inc, his or her representatives or to such other persons or corporate bodies as he or she may direct.

II.	Working Time

1.	Dr. von Boxberg shall devote the whole of his working time and his attention and skill to the duties of his office as President. The normal business hours of the JF Group, which are Monday to Friday 9.00 AM to 5.00 PM (with one hour luncheon break), shall apply to Dr. von Boxberg. Dr. von Boxberg shall work such other hours as may be necessary or appropriate from time to time to carry out his duties properly or as the needs of the business dictate, without any overtime pay.

2.	Dr. von Boxberg shall not be entitled to take up or to continue with any compensated outside jobs. Dr. von Boxberg shall take over future honorary positions, board memberships or similar functions only after the prior consent of the CEO of Jason Inc. Any kind of publications or articles of Dr. von Boxberg must not impair the interests of Jason Inc or any of its affiliated companies, including any member of the JF Group.

3.	During the term of his presidency, Dr. von Boxberg shall not be directly or indirectly on his own behalf or on behalf of third parties, engaged or concerned or interested in any other business which is similar to or competitive with the business of Jason Inc or any of its affiliated companies, including the JF Group. Dr. von Boxberg shall not, whether directly or indirectly, invest in any business which is similar to or in competition with Jason Inc or any of its affiliated companies, including the JF Group, or which is a supplier to or a customer of Jason Inc or any of its affiliated companies, including the JF Group, provided that Dr. von Boxberg may hold (directly or through nominees) up to 1 % of the securities of any class of any company if the securities held are listed on a nationally recognized securities exchange.

III.	Confidentiality

1.	Dr. von Boxberg shall not either during or after the termination of this service agreement (the “Agreement”)

a)	divulge or communicate to any person or persons except to those employees of Jason Inc or any of its affiliated companies whose province it is to know the same; or

b)	use for his own purposes or for any purposes other than those of Jason Inc or any of its affiliated companies; or

c)	through any failure to exercise all due care and diligence cause any unauthorized disclosure of any secret or confidential information of Jason Inc or any of its affiliated companies.

2.	Secret and confidential information shall include but not be limited to information

a)	relating to the private affairs including financial or trading information of Jason Inc or any of its affiliated companies; or

b)	relating to the working of any process or invention which is carried on or used by Jason Inc or any of its affiliated companies; or

c)	know-how of Jason Inc or any of its affiliated companies or any of its projects (including their organization and the staff involved); or

d)	lists and details of customers, prices, commercial relationships, negotiations, future forecasts, products and plants; or

e)	in respect of which Jason Inc or any of its affiliated companies is bound by an obligation of confidence to any third party.

The foregoing restrictions shall cease to apply to any information or knowledge which may (otherwise than through the default of Dr. von Boxberg) become available to the public generally or in case of a rightful request by a public body. The confidentiality clause is applicable also for the time after termination of this Agreement.

3.	The legal obligation of secrecy remains unaffected.

IV.	Remuneration

1.	Dr. von Boxberg shall receive during the continuance of this Agreement a gross salary at an annualized rate of € 215,000.— (Euro twohundredfifteenthousand) p.a. or such higher rates as may from time to time be agreed by the shareholders’ meeting of Jason (the “Gross Salary”). The yearly amount shall be reviewed annually in connection with the review of the salaries of other Jason Inc senior management by the Compensation Committee of Jason Inc’s Board of Directors. The amount shall be paid as salary and shall be payable, less applicable withholdings for taxes and social security in 12 equal installments by credit transfer in arrears on or before the last day of each calendar month.

2.	In addition, Dr. von Boxberg will be entitled to a performance related bonus in accordance with the Jason Inc Management Incentive Compensation (MIC) bonus program, as modified from time to time. Inclusion in this program is the sole discretion of Jason Inc’s Board of Directors, who reserve the right to determine participation in and to modify the terms and conditions of this program each year. During 2011 Dr. von Boxberg will participate at an Applicable Percentage (as defined in the Jason Inc MIC Plan) of 60%.

3.	Dr. von Boxberg will receive the usual and customary social benefits available to salaried employees of Jason GmbH except that for purpose of pension, an amount of € 10,000 (Euro Tenthousand) shall be contributed annually to a pension fund already existing for the benefit of Dr. von Boxberg, the administration of which shall be the responsibility of Jason.

4.	Dr. von Boxberg shall be given the use of an automobile (BMW 5 series or equivalent). Operating expenses for such vehicle will be reimbursed in accordance with routine expense reporting policy.

V.	Expenses

Jason shall reimburse Dr. von Boxberg – within the framework of the applicable tax laws – all reasonable traveling, hotel and other out-of-pocket expenses properly incurred by him in the performance of his duties hereunder subject to producing, if so required, appropriate vouchers.

VI.	Sickness Pay

1.	In case of sickness or absence on other grounds not within the control of Dr. von Boxberg, Dr. von Boxberg shall be entitled to the payment of his Gross Salary for an aggregate period of three months of his absence per year. Jason shall be entitled to deduct from any remuneration an amount equivalent to any state sickness benefit or statutory sick pay made by the medical insurance carrier to which Dr. von Boxberg may be entitled.

2.	Should Dr. von Boxberg’s absence according to the foregoing paragraph 1 continue for an aggregate period of more than three months per year, any claims for payment of remuneration in accordance with the foregoing paragraph VI, 1. shall cease to exist after the three-month-period expires.

3.	Should Dr. von Boxberg die during the term of this Agreement his widow and his children – to the extent those did not yet attain the age of 25 and are still in their education – shall be entitled to Dr. von Boxberg’s remuneration in accordance with the foregoing paragraph VI. 1. for the month during which the death occurred and the three ensuing months.

VII.	Holidays

1.	Dr. von Boxberg shall (in addition to normal public holidays) be entitled to 25 working days paid holiday in each calendar year.

2.	Any holidays shall be taken by Dr. von Boxberg at such time or times as the CEO of Jason Inc (in consideration of the business requirements of the JF Group) shall approve. Dr. von Boxberg shall not take more than 15 days as holiday at any one time.

3.	Unused holidays can only be carried forward for three months following the calendar year during which they accrued. There is no right of Dr. von Boxberg for any compensation for unused holidays.

VIII.	Industrial Property Rights

Any invention, discovery, design, trade secret or literary or artistic work (the “Industrial Property Rights”) made by Dr. von Boxberg during his employment with Jason and in course of the performance of his duties under this agreement and relating to, or capable of being used or adapted for use in any of the businesses of the JF Group, shall be immediately disclosed to and transferred to Jason. Jason shall be entitled to apply for patent, registered design or equivalent protection in Germany and elsewhere for any such Industrial Property Rights and to exclusively use such Industrial Property Rights. Dr. von Boxberg shall not be entitled to any additional compensation in connection with the transfer of or use by any member of the JF Group of the foregoing Industrial Property Rights.

IX.	Term, Termination

1.	This Agreement shall commence on the Effective Date and shall continue for an indefinite period of time.

2.	Each party to this Agreement shall be entitled to terminate the Agreement by giving notice. The termination shall be effective at the end of the sixth calendar month following the month of notice.

3.	The right of both parties to terminate this Agreement by notice for cause (§ 626 BGB) shall remain unaffected.

4.	Any notice of termination shall be in text form (sec. 126b of the German Civil Code).

5.	In case of a termination for cause or without cause Jason shall be entitled to suspend Dr. von Boxberg from his duties for so long as Jason may think fit. During that time Dr. von Boxberg will continue to receive his full remuneration.

X.	Property of JF Group

Dr. von Boxberg shall return any property of the JF Group used by him or given to him during the term of this Agreement at any time upon the request of the CEO of Jason Inc and, at the latest, by the time this Agreement terminates. The same applies to all documentation which belongs to or relates to the business of the JF Group irrespective of who prepared such documentation.

XI.	Non-Compete Obligation

1.	During the period of 24 months following the effectiveness of the termination of this Agreement (the “Non-Compete Period”), Dr. von Boxberg undertakes in the restricted territory not to

a)	enter into a fixed employment relationship, a consultancy relationship or an agency relationship with a company;

b)	set up or acquire, partly or in its entirety, a company or its assets;

c)	participate in any other way or support a company;

which is engaged in the same or similar line of Business as the JF Group (the “Non-Compete Obligation”). The restricted territory is USA, Germany, the United Kingdom, Sweden, Denmark, Portugal, Spain, France, Romania, China, Taiwan, India, Mexico and Brazil.

2.	Furthermore, Dr. von Boxberg shall during the Non-Compete Period be obligated not to contact any customers of the JF Group and solicit business from them with respect to any product falling within the JF Group’s line of business as above described.

3.	During the Non-Compete Period, Jason is obliged to pay compensation to Dr. von Boxberg. The compensation amounts to 50 % of the Contractual Payments and shall be payable, less applicable withholdings for taxes and social security, monthly by credit transfer on or before the last day of each calendar month. “Contractual Payments” contain all cash benefits and benefits in kind (including variable remuneration components) Dr. von Boxberg obtained from Jason lastly. Any other income Dr. von Boxberg receives during the Non-Compete Period (including but not limited to payments in connection with existing pension promises, compensation, unemployment benefits, company pensions and other pensions) or Dr. von Boxberg maliciously fails to receive shall be applied to the compensation in accordance with Section 74c of the German Commercial Code.

4.	Without separate request, Dr. von Boxberg has to inform Jason about any other income during the Non-Compete Period pursuant to the foregoing paragraph 3 at the end of each quarter. On demand of Jason, Dr. von Boxberg is obliged to prove such information.

5.	For each and every breach of the obligations of Dr. von Boxberg under the Non-Compete Obligation, Dr. von Boxberg shall pay – for each single breach - a penalty in the amount of € 10,000 (Euro Tenthousand)]. Any rights to claim for additional damages shall remain unaffected. In additional, for the period of a breach of the obligations pursuant to the foregoing paragraphs 1, 2 and 4, the claim of Dr. von Boxberg pursuant to the foregoing paragraph 3 shall be dispensed with.

6.

Jason is entitled to waive in text form (sec. 126b of the German Civil Code) at any time, including prior to the termination of this Agreement, its rights pursuant to the foregoing paragraphs 1, 2 and 4. In this case, the claim of Dr. von Boxberg pursuant to the foregoing paragraph 3 lapses at the end of the sixth calendar month following the month of the notice of such waiver. If Jason waives its rights prior to a period of six months of the effectiveness of the termination of this Agreement, Dr. von Boxberg therefore has no claims for compensation. If Dr. von Boxberg terminates this Agreement in accordance with Section IX para. 2, Jason is entitled to waive the Non-Compete Obligation within two weeks after having received the notice of termination if Jason receives the notice less than six months and two weeks prior to the day the termination becomes effective. In case of a termination for cause by Jason, Jason is entitled to waive the Non-Compete Obligation with immediate effect. In case of a termination for cause by Dr. von Boxberg Jason is entitled to waive the Non-Compete Obligation within two weeks after having received the notice of termination. Only for clarification, for the period Dr. von Boxberg obtains compensation pursuant to the foregoing paragraph 3 the obligations of Dr. von Boxberg pursuant to the foregoing paragraphs 1,2, 4 and 5 continue to exist.

XII.	Miscellaneous

1.	This Agreement contains the entire understanding between the parties and supersedes all previous agreements and arrangements, if any, relating to the relationship of Dr. von Boxberg and Jason, in particular the service agreement dated June 24, 2006 being effective as of August 15, 2006. This Agreement may be modified or amended only by a written instrument. This shall also apply to a change of the written form requirement.

2.	Should any provision or provisions of this Agreement as a whole or in part be or become invalid or unenforceable, the validity or enforceability of the balance of the Agreement shall not be affected thereby. The parties hereof agree that the invalid or unenforceable provision shall be substituted by a valid or enforceable provision which shall implement the intent and objectives of this agreement to the extent legally permissible. The same shall apply in the event that this Agreement should not cover an issue which according to the apparent intent of the parties hereto was meant to be made a part hereof.

3.	This Agreement is governed by the law of the Federal Republic of Germany.

4.	All notices by Dr. von Boxberg concerning this Agreement must be given to the CEO of Jason Inc at the offices of Jason Inc.

Sulzbach-Rosenberg	February 10, 2011 (date)

Jason GmbH

/s/ David Westgate	/s/ Florestan von Boxberg
David Westgate	Florestan von Boxberg
Geschaeftsfuehrer

Milwaukee	February 10, 2011 (date)

Jason Incorporated

/s/ Stephen Cripe
Stephen Cripe